As filed with the Securities and Exchange Commission
                               on March 12, 1997.


                                                      Registration No. 333-_____


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             Tel-Save Holdings, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                    Delaware
         --------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)


                                   23-2827736
                     --------------------------------------
                     (I.R.S. Employee Identification Number)


               6805 Route 202, New Hope, Pa. 18938 (215) 862-1500
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                              Aloysius T. Lawn, IV
                          General Counsel and Secretary
                             Tel-Save Holdings, Inc.
                                 6805 Route 202
                               New Hope, PA 18938
                                 (215) 862-1500
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


               Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

               If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )

               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as defined below), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (x)

               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( ) ___________

               If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( ) __________

               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )


                         CALCULATION OF REGISTRATION FEE


                            Proposed      Proposed
 Title of                    Maximum       Maximum
  Shares         Amount     Aggregate     Aggregate        Amount of
   To Be          To Be       Price       Offering       Registration
Registered     Registered   Per Unit        Price            Fee
----------     ----------  ----------     -----------     ---------

Common Stock   6,675,400   $16.6875(1)  $111,395,737.50   $33,756.28

(1) Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sale prices for a share of common stock on the Nasdaq Stock Market on March 6, 1997, which is within five business days prior to filing.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                             Subject to Completion,
                                 March 12, 1997


                                   Prospectus

                                6,675,400 Shares

                             Tel-Save Holdings, Inc.

                                  Common Stock


               This Prospectus covers the offering for resale of up to 6,675,400 shares of common stock, par value $.01 per share (the "Common Stock"), of Tel-Save Holdings, Inc., a Delaware corporation (the "Company"), which may be offered from time to time by the Selling Stockholders named herein under "Selling Stockholders." The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this public offering are being borne by the Company, except for the fees, expenses and disbursements of the Selling Stockholders' counsel. None of the shares of Common Stock have been registered prior to the filing of the Registration Statement of which this Prospectus is part.

               The Common Stock is quoted on the Nasdaq National Market under the symbol "TALK." On March 11, 1997, the last reported sale price of the Common Stock was $17.375.

               The Shares may be offered for sale through underwriters or dealers or from time to time on the Nasdaq National Market System, or otherwise, at prices then obtainable. The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be underwriters within the meaning of the Securities Act. Commissions received by underwriters or any such broker may deemed to be underwriting commissions under the Securities Acts. See "PLAN OF DISTRIBUTION."

               Prospective investors should carefully consider the matters discussed under "RISK FACTORS" beginning on page 5.

               THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is ___________.

               Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

               No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offering made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of its agents. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date as of which information is given in this Prospectus. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which the person making such offer or solicitation is not qualified to do so or to any person to whom, it is unlawful to make such solicitation.

                              AVAILABLE INFORMATION


               The Company is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of all or part of such materials may also be obtained at prescribed rates from the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information. Such material also can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

               The Company has filed with the Commission a registration statement (which term shall encompass any amendments thereto) on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby (the "Registration Statement"). This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes thereto filed or incorporated by reference as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete, and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the Commission. The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected and copied at the locations described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


               The following documents filed by the Company with the Commission pursuant to the Exchange Act (Commission File No. 0-26728) are incorporated herein by reference:

                             (a) the  Company's  annual  report on Form 10-K for
               the year ended December 31, 1995;

                             (b) the Company's quarterly report on Form 10-Q for
               the quarter ended March 31, 1996;

                             (c) the Company's quarterly report on Form 10-Q for
               the quarter ended June 30, 1996;

                             (d) the Company's quarterly report on Form 10-Q for
               the quarter ended September 30, 1996;

                             (e) the Company's periodic report on Form 8-K dated
               November 18, 1996;

                             (f) the Company's periodic report on Form 8-K dated
               December 30, 1996;

                             (g) the Company's periodic report on Form 8-K dated
               March 7, 1997;

                             (h) the  description of the Company's  Common Stock
               contained in the  Company's  registration  statement  pursuant to
               Section 12(g) of the Exchange Act on Form 8-A, filed on September 8, 1995.

               All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment that indicates the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

               Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               The Company will provide, without charge to each person to whom this Prospectus has been delivered, a copy of any or all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to Tel-Save Holdings, Inc., 6805 Route 202, New Hope, Pennsylvania 18938
Attention: Aloysius T. Lawn, IV, General Counsel and Secretary. Telephone requests may be directed to (215) 862-1500.

               THIS PROSPECTUS CONTAINS AND INCORPORATES BY REFERENCE CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY, INCLUDING, WITHOUT LIMITATION, STATEMENTS UNDER THE CAPTION "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" IN THE COMPANY'S ANNUAL AND QUARTERLY REPORTS. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH MATTERS WILL BE REALIZED. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FACTORS DISCUSSED IN THE SECTION HEREIN ENTITLED "RISK FACTORS."


                                  RISK FACTORS



AOL Agreement

               The Company and its wholly-owned operating subsidiary, Tel-Save, Inc. (referred to collectively as the "Company"), have entered into a Telecommunications Marketing Agreement (the "Agreement"), dated as of February 22, 1997 and effective as of February 25, 1997, with America Online, Inc. ("AOL"), under which the Company will be the exclusive provider of long distance telecommunications services to be marketed by AOL to all of the subscribers of AOL's online network. The Company made an initial payment of $100 million to AOL at signing and agreed to provide marketing payments to AOL based on a percentage of the Company's profits from the services (between 50% and 70% depending on the number of subscribers to the services). The Agreement provides that $43 million of the initial payment will be offset and recoverable by the Company through reduction of such profit-based marketing payments during the initial term of the Agreement or, subject to certain monthly reductions by offset of the amount thereof, directly by AOL upon certain earlier terminations of the Agreement. The $57 million balance of the initial payment will be offset and is recoverable through a percentage of such profit-based marketing payments made after the first five years of the

Agreement (when extended beyond the initial term) and by offset against a percentage of AOL's share of the profits from the services after termination or expiration of the Agreement. Any portion of the $43 million not previously recovered or reduced in amount would be added to the $57 million and would be similarly recoverable.

               The profitability of the Agreement for the Company depends on the Company's ability to develop in a timely fashion online ordering, call detail, billing and customer services for the AOL members, which will require, among other things, being able to identify and employ sufficient personnel qualified to provide the necessary programming; the ability of the Company and AOL to work together effectively to develop jointly the online marketing contemplated by the Agreement; the response rate to online promotions to AOL's online subscribers, most of whom are expected to be potential residential customers rather than business customers to which the Company has marketed historically; the Company's ability to expand OBN to accommodate increased traffic levels; and AOL's ability to execute successfully its publicly stated business plan and implement its announced network changes to improve member access to its online service.


Dependence on AT&T

               The design for the Company's telecommunications network, which is known as "OBN," "One Better Net" or "One Better Network," relies upon AT&T Corp. ("AT&T") transmission facilities, international long distance services, and operator services. If AT&T were to terminate the Company's use of AT&T transmission facilities, international long distance services, or operator services, the Company would seek to enter into similar arrangements with other long distance providers. There can be no assurance that the terms of such agreements would be favorable to the Company. The Company's current operations and strategy with OBN emphasize the quality and functionality of the AT&T (now Lucent Technologies, Inc., hereinafter "Lucent") manufactured equipment, AT&T-provided transmission facilities and billing services, and AT&T operator services. Loss of the ability to market OBN emphasizing the quality of these AT&T-based services could have a material adverse effect on the Company's results of operations and financial conditions.

               The Company also will continue to depend on AT&T to provide the AT&T telecommunication services that the Company resells directly to end users and to independent marketing companies known as "partitions," which in turn resell the services on the AT&T network to end user. The Company's ability to resell such services on the AT&T network depends upon whether the Company can continue to maintain a favorable relationship with AT&T. AT&T may terminate the provision of services under its tariffs for limited reasons, including for nonpayment by the Company, for national defense purposes or if the provision of services to the Company were to have a substantial adverse impact on AT&T's network. While AT&T policy historically has been to provide 30-day notice prior to termination of services, there are no specific notice requirements with respect to such termination. Although the Company has no specific contingency arrangements in place to provide service to end users if AT&T were to discontinue its service to the Company, based upon discussions that the Company has had with other long distance providers and based upon such providers' published tariffs, the Company believes that it could negotiate and obtain contracts with other long distance providers to resell long distance services at rates comparable to its current contract tariffs with AT&T. If the Company were to enter into contracts with another provider, however, the Company believes it would take approximately 14 to 28 days to switch end users to that provider. Although the Company believes it may have the right to switch end users without their consent to such other providers, end users have the right to discontinue such service at any time. Accordingly, the termination or non-renewal of the Company's contract tariffs with AT&T or the loss of telecommunication services from AT&T likely would have a material adverse effect on the Company's result of operations and financial condition.

Risks Related to Development of OBN

               Prior to the deployment of OBN, the Company marketed services by emphasizing its use of AT&T's transmission facilities and switches ("AT&T network") and billing services. Although such marketing can continue for services on the AT&T network that the Company resells, the Company has had to reduce its emphasis on AT&T in marketing OBN, which makes less use of the AT&T network. There can be no assurance that the Company will be able to market OBN successfully, even though OBN uses Company-owned, AT&T (now Lucent) manufactured switching equipment and AT&T transmission facilities and employs the billing services of AT&T and AT&T's College and University Systems ("ACUS"). Failure to market OBN successfully would have a material adverse effect on the Company's financial condition and results of operations.

               Additionally, there can be no assurance that the Company will be able to maintain or secure future AT&T contract tariffs or contracts for transmission at cost-effective rates. Further, to the extent that the Company, rather than AT&T, is responsible for providing the Company's telecommunications services, the Company's potential liability increases if such services are not provided.

               OBN utilizes AT&T (now Lucent) manufactured 5ESS-2000 switching equipment, which employs the new Digital Networking

Unit-SONET (Synchronous Optical Network) technology and initially utilized the 5E10 software, which was recently upgraded to 5E11 software. While the 5ESS-2000 switches have operated successfully in the local environment, the Digital Networking Unit-SONET and 5E11 software offer new technologies that have not been used extensively, and there can be no assurance that the switches will function effectively.

               Additional management personnel and information systems are required to support OBN, the costs of which are increasing the Company's overhead. In order for the Company to provide service over the OBN, the Company must operate and be responsible for the maintenance of its own switching equipment. While the Company has hired additional personnel with experience in operating a switch-based provider, there can be no assurance that the Company will be successful in operating as a switch-based provider.

               Moreover, operation as a switch-based provider subjects the Company to risk of significant interruption in the provision of services on OBN in the event of damage to the Company's facilities (switching equipment or connections to AT&T transmission facilities) such as could be caused by fire or natural disaster. Such interruptions could have a material adverse effect on the Company's financial condition and results of operations.

               The Company's deployment of OBN is intended to increase gross margins, which have decreased over the past 3 years during which the Company has operated as a switchless, nonfacilities-based reseller of AT&T services. Gross profit, as a percentage of sales, has decreased largely as a result of the Company's offering higher volume discounts with new and larger partitions. Any difficulties in operating OBN could result in a negative impact on margins and the results of operations.

Potential Decline in Pricing of Long Distance Services

               Although the basic rates of the three largest long distance carriers -- AT&T, MCI Communications Corp. and Sprint Corporation -- have consistently increased over the past three years and remained unchanged through the fourth quarter of 1996, AT&T and other carriers have announced new price plans aimed at residential customers (the Company's primary target audience under the AOL contract) with significantly simplified rate structures, which may have the impact of lowering overall long distance prices. There can be no assurance that AT&T or other carriers will not make similar offerings available to the small to medium-sized businesses that the Company serves. Although

OBN makes the Company more price competitive, a reduction in long distance prices still may have a material adverse impact on the Company's profitability.

Dependence Upon Key Personnel

               The success of the Company's operations during the foreseeable future will depend largely upon the continued services of Daniel Borislow, the Company's Chairman and Chief Executive Officer. Mr. Borislow has entered into an employment agreement with the Company that contain non-competition covenants that extend for a period of up to 18 months following termination of employment.

               The Company's success also depends in part on its ability to manage, attract and retain qualified personnel. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining the personnel that it requires to manage the growth of its business successfully. The Company's results of operations could be adversely affected if the Company were unable to attract, manage and retain these personnel, or if revenue were to fail to increase at a rate sufficient to absorb the resulting increase in expenses.

Reliance on AT&T Billing Services

               The  Company  uses  billing  services  provided by AT&T and ACUS.
There can be no assurance that either AT&T or ACUS will continue to offer billing services to the Company on terms acceptable to the Company. AT&T has removed its name on bills for which it provides billing services and could further obscure its role in providing billing services or cease providing billing services altogether. Loss of the AT&T and ACUS billing services or decreased customer awareness of the AT&T name could have a material adverse effect on the Company's marketing strategy and retention of existing partitions and end users. The Company is developing its own information systems in order to have its own billing capacity, although the Company has not provided such direct billing services to end users in the past.

Competition

               The long distance telecommunications industry is highly competitive and affected by the introduction of new services by, and the market activities of, major industry participants. Competition in the long distance business is based upon pricing, customer service, billing services and perceived quality. The Company competes against various national and regional long distance carriers and competes against the numerous companies in the long distance telecommunications market that offer essentially the same services as the Company. Several of the Company's competitors are substantially larger and have greater financial, technical and marketing resources than the Company. The Company's competitors that resell non-AT&T services do so at prices below that which the Company can provide as an AT&T switchless reseller, although the deployment of OBN enables the Company to be price competitive with non-AT&T resellers at current industry pricing levels. The ability of the Company to compete effectively in the telecommunications industry will depend upon the Company's continued ability to provide high quality services at prices generally competitive with, or lower than, those charged by its competitors. Although the Company believes that gross margins will improve following the deployment of OBN, revenues could decline if competition for long distance service forced the Company to offer services at greater discounts.

               Changes in the regulation of the telecommunications  industry may impact the Company's competitive position. The Telecommunications Act of 1996 (the "1996 Act") effectively opens up the long distance market to competition from the Bell Operating Companies and Regional Holding Companies (collectively, "RBOCs"). The entry of these well-capitalized and well-known entities into the long distance market could significantly alter the competitive environment in which the Company operates because of the established relationship the RBOCs have with their local service customers (and the likelihood that the RBOCs will take advantage of those relationships), as well as the possibility of interpretations of the 1996 Act favorable to the RBOCs, which may make it more difficult for other providers, such as the Company, to compete to provide long distance services. Consolidation and alliances across geographic regions (e.g., Bell Atlantic/Nynex and SBC Communications Inc./Pacific Telesis Group domestically and BT/MCI and France Telecom/Deutsche Telekom/Sprint internationally) and across industry segments (e.g., WorldCom/MFS/UUNet) may also impact competition in the telecommunications market and the position of the Company.

Maintenance of End User Base

               End users are not obligated to purchase any minimum usage amount and can discontinue service, without penalty, at any time.
 There can be no assurance that end users will continue to buy their long distance telephone service through the Company or through partitions that purchase services from the Company. In the event that a significant portion of the Company's end users decides to purchase long distance service from another long distance service provider, there can be no assurance that the Company will be able to replace its end user base from other sources. Loss of a significant portion of the Company's end users would have a material adverse effect on the Company's results of operations and financial condition.

               A high level of customer attrition is inherent in the long distance industry, and the Company's revenues are affected by such attrition. Attrition is attributable to a variety of factors, including termination of customers by the Company for non-payment and the initiatives of existing and new competitors as they engage in, among other things, national advertising campaigns, telemarketing programs and the issuance of cash or other forms of incentives.

Expansion into New Business Activities

               In addition to relying on marketing performed by its partitions, the Company in 1996 began to market its long distance service directly to small and medium-sized businesses and is now beginning to market its long distance service directly to residential customers as well. The Company expects that in 1997 a large majority of its direct orders will be generated from direct marketing. Such direct marketing has and is expected to continue to increase the Company's costs as it hires new employees, provides increased customer support and collection services, and acquires additional equipment and facilities. The Company is required to comply with additional regulatory standards for direct marketing of telecommunications services, and is subject to increased risk of customer complaints or federal or state enforcement actions with respect to its marketing and order verification practices. Actions have been brought against many carriers based on allegations of "slamming" or the unauthorized conversion of a customer's chosen long distance carrier. Direct marketing by the Company may also adversely affect its relationship with its partitions as both the Company and the partitions will be competing to provide similar services. There can be no assurance that any costs savings will be realized from direct marketing.


Reliance on Independent Carrier and Marketing Companies; Lack of Control Over Marketing Activities

               Historically, the Company has marketed its services primarily through independent carriers and marketing companies known as "partitions," which generally have entered into non-exclusive agreements with the Company. Most partitions to date have made no minimum use or revenue commitments to the Company under these agreements. If the Company were to lose access to services on the AT&T network or billing services or experiences difficulties with OBN, the Company's agreements with partitions could be adversely impacted.

               Certain marketing practices, including the methods and means to convert a customer's long distance telephone service from one carrier to another, have recently been subject to increased regulatory review at both the federal and state levels. Provisions in the Company's partition agreements mandate compliance by the partitions with applicable state and federal regulations. Because the Company's partitions are independent carriers and marketing companies, however, the Company is unable to control completely such partitions' activities. The Company is also unable to predict the extent of its partitions' compliance with applicable regulations or the effect of such increased regulatory review. This increased regulatory review could also affect possible future acquisitions of new business from new partitions or other resellers.

Government Regulation

               The Company is subject to regulation by the FCC and by various state public service and public utility commissions as a nondominant provider of long distance services. Under an FCC order adopted on October 29, 1996, effectiveness of which has been suspended as of the date hereof by a court order, the Company, its partitions and all other non-dominant interexchange carriers would after nine months be required to withdraw their tariffs for interstate service with the FCC. The Company and its partitions, however, are still required to file tariffs for international service with the FCC and to obtain authority and file tariffs for intrastate service provided in most of the states in which they market long distance services. Changes in existing policies or regulations in any state or by the FCC could materially adversely affect the Company's results of operations, particularly if those policies make it more difficult to obtain service from AT&T or other long distance companies at competitive rates, or otherwise increase the cost and regulatory burdens of providing services. There can be no assurance that the regulatory authorities in one or more states or the FCC will not take action having an adverse effect on the business or financial condition or results of operations of the Company. Regulatory action by the FCC or the states also could adversely affect the partitions, or otherwise increase the partitions' cost and regulatory burdens of providing long distance services. As it engages in direct marketing to end users, the Company will be subject to applicable regulatory standards for marketing activities and the increased FCC and state attention to certain marketing practices may become more significant to the Company.

Adverse Effect of Rapid Change in Technology and Service

               The telecommunications industry has been characterized by rapid technological change, frequent new service introductions and evolving industry standards. The Company believes that its future success will depend on its ability to anticipate such changes and to offer on a timely basis services that meet these evolving standards. There can be no assurance that the Company will have sufficient resources to make necessary investments or to introduce new services that would satisfy an expanded range of partition and end user needs.

Control by Existing Stockholders; Anti-Takeover Considerations

               As of the date of this Prospectus, Mr. Borislow owns beneficially approximately 38.4% of the outstanding Common Stock. Accordingly, Mr. Borislow, individually, effectively has the ability to control the election of all of the members of the Company's Board of Directors and the outcome of corporate actions requiring majority stockholder approval. Even as to corporate transactions in which super-majority approval may be required, such as certain fundamental corporate transactions, Mr. Borislow effectively will control the outcome of such actions.

               The Company also has an authorized class of 5,000,000 shares of preferred stock that may be issued by the Board of Directors on such terms and with such rights, preferences and designations as the Board may determine. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. In addition, the Delaware General Corporation Law and other provisions of the Company's Amended and Restated Certificate of Incorporation, including the provision of the Amended and Restated Certificate that provides that the Board of Directors be divided into three classes each of which is elected for three years, and the Bylaws contain provisions that may have the effect of delaying or preventing a change in control of the Company.

               Such anti-takeover effects may deter a third party who would propose to acquire the Company or to engage in a similar transaction affecting control of the Company in which the Company's stockholders might receive a premium for their shares over the then-current market value.

Shares Eligible for Future Sale

               Future sales of substantial amounts of the Company's Common Stock could adversely affect the market price of the Common Stock. As of the date of this Prospectus, Mr. Borislow owns beneficially 38.4% of the outstanding Common Stock (including 2.5% of the Common Stock offered hereby and held in the escrow arrangement described herein under "SELLING STOCKHOLDERS" and 1.1% held in other voting trusting agreements) and a decision by Mr. Borislow to sell his shares could adversely affect the market price of the Common Stock. Of the Company's 62,887,998 shares of Common Stock, 35,737,998 shares are freely tradeable by persons other than "affiliates" of the Company. Of the remaining 27,150,000 shares of Common Stock, none are, under current interpretations, eligible for resale until after the expiration of the lock-up period pursuant to Rule 144 under the Securities Act on April 29, 1997.

               There are outstanding options to purchase 8,983,800 shares of Common Stock held by employees, former employees or directors of the Company. In addition, there are warrants to purchase up to 13,100,000 shares of Common Stock, which includes Warrants to purchase 12,000,000 shares issued to America Online, Inc.

               Paul Rosenberg, the holder of 7,590,000 shares of Common Stock, has the right, under certain conditions, to participate in future registrations of Common Stock and to cause the Company to register certain shares of Common Stock owned by him. Holders of warrants also have registration rights under certain conditions.

               Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, may adversely affect the market price of the Common Stock.


                                   THE COMPANY


               The Company, originally incorporated in 1989 as Tel-Save, Inc., provides long distance telephone service throughout the United States primarily to small and medium-sized businesses. For further information about the business and operations of the Company, reference is made to the Company's reports incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

               The principal executive offices of the Company are located at 6805 Route 202, New Hope, Pennsylvania 18938, and its telephone number is (215) 862-1500.


                          DESCRIPTION OF CAPITAL STOCK


               The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of undesignated Preferred Stock, $.01 par value per share. As of March 11, 1997, 62,887,998 shares of Common Stock were issued and outstanding. There were no shares of Preferred Stock designated or issued. For further information about the Company's authorized capital stock, reference is made to the Company's reports incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                                 USE OF PROCEEDS


               The Company will not receive any of the proceeds from the sale of the Shares of Common Stock offered by this Prospectus.


                              SELLING STOCKHOLDERS


               On March 10, 1997, Daniel Borislow, the Company's Chairman, Chief Executive Officer and controlling shareholder, sold 3,911,000 shares of the Company's Common Stock in a private sale (the "Private Sale"). In connection with the Private Sale,

Mr. Borislow deposited 1,564,400 shares in escrow, to be held for the benefit of the purchasers in the Private Sale and for distribution thereto (in part or in full), if the average current market price of the Common Stock in the 20 days prior to the fifth business date after the date on which the Company announces its financial results for the third quarter of 1997 (the "Determination Date") shall be lower than $16.50 per share. The amount of escrow shares to be distributed to the purchasers in the Private Sale is to be determined by the percentage of decrease, if any, in the price of the Common Stock. Until the Determination Date, Mr. Borislow retains the sole voting powers with respect to the escrow shares and the right to receive all cash dividends issued on such shares.

               This Prospectus offers the 3,911,000 shares sold in the Private Sale and the 1,564,400 shares deposited in escrow. In addition, this Prospectus also offers 1,200,000 shares that Mr. Borislow contributed to the Daniel Borislow Charitable Foundation.

               Mr. Borislow remains the beneficial owner of 24,236,540 shares of the Company's Common Stock, including 7,590,000 pursuant to a voting trust with Paul Rosenberg, 697,540 shares pursuant to other voting trusts, 1,564,400 shares held in the escrow arrangement described above and 1,200,000 shares held by the Daniel Borislow Charitable Foundation. Mr. Borislow has agreed that, except for the contribution of up to 2,000,000 shares of Common Stock to a charitable foundation, he will not sell, assign, transfer or otherwise dispose of any additional shares of Common Stock for a period of 12 months from March 10, 1997 (the "Lock-up Period"); provided, however, that if the current market price of the Common Stock shall increase by an amount greater than 20% from $16.50 per share for a period of 20 consecutive trading days, the Lock-up Period shall be reduced to 90 days. Mr. Borislow shall be released from the aforesaid restrictions if a third party shall make an offer to purchase a majority of the Company's outstanding Common Stock.

               The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of March 11, 1997 by the Selling Stockholders and as adjusted to reflect the offering made herein.

                                      -16-

                                Beneficial             Number             Beneficial
                                 Ownership              of                Ownership
                             Prior to Offering        Shares            After Offering
                             -----------------                          --------------
Selling Stockholder        Number     Percentage    Offered            Number      Percentage
-------------------        ------     ----------    -------            ------      ----------

Daniel Borislow
  Charitable
  Foundation(1)         1,200,000(1)     0%         1,200,000                 0          0
  c/o Tel-Save
    Holdings, Inc.
  6805 Route 202
  New Hope, PA
  18938

Massachusetts           8,185,500        13.0%      4,200,000(2)      3,985,500        6.3%
  Financial
  Services Company(2)
  500 Boylston St.
  Boston, MA  02116

Putnam OTC & Emerging   8,045,342        12.8%        575,400(3)      7,469,942       11.9%
  Growth Fund(3)
  One Post Office
    Square
  Boston, MA  02109

Conseco Capital(4)        500,000         *           700,000(4)              0          0
  Management
  11825 North
    Pennsylvania St.
  Carmel, IN  46032

Daniel Borislow(5)     24,236,540        38.4%      1,564,400(5)     22,672,140       36.1%
  c/o Tel-Save
    Holdings, Inc.
  6805 Route 202
  New Hope, PA
  18938

* less than 1%

(1) As of the date hereof, Daniel Borislow Charitable Foundation, a District of Columbia non-profit corporation (the "Charitable Foundation"), owns 1,200,000 shares of Common Stock contributed by Mr. Borislow. The Charitable Foundation's directors are Mr. Borislow, Michele Luff, who is Mr. Borislow's wife, and George P. Farley, who is a director of the Company.

(2) As of the date hereof, Massachusetts Financial Services Company ("MFS") is the beneficial owner of 6,985,500 shares of the Company's Common Stock, including 3,000,000 shares that were acquired in the Private Sale. Of those 3,000,000 shares, 2,588,700 are owned by MFS Series Trust II on behalf of MFS Emerging Growth Fund, 186,900 shares by MFS/Sun Life Series Trust on behalf of Capital Appreciation Series, 134,900 by MFS Growth Opportunities Fund, and 89,500 by the Sun Life Assurance Company of Canada (U.S.) on behalf of Capital Appreciation Variable Account. MFS offers hereby, in addition to the 3,000,000 shares acquired in the Private Sale, 1,200,000 shares that it may acquire pursuant to the escrow arrangement described above.

(3) As of the date hereof, Putnam OTC & Emerging Growth Fund ("Putnam") is the beneficial owner of 8,045,342 shares, including 411,000 shares acquired in the Private Sale. Putnam offers hereby, in addition to the 411,000 shares acquired in the Private Sale, 164,400 shares that it may acquire pursuant to the escrow arrangement described above.

(4) As of the date hereof, Conseco Capital Management, Inc. ("Conseco") is the beneficial owner of 500,000 shares of the Company's Common Stock acquired in the Private Sale. Of those 500,000 shares, 344,750 are owned by Conseco Series Trust -- Common Stock, 22,200 by Conseco Series Trust -- Asset Allocation, 74,200 by Bankers National Life Fund 4 Equity, 4,300 shares by Beneficial Standard Life -- Convertible Fund, 21,100 shares by Conseco Fund Group -- Equity, 12,200 shares by Conseco Fund Group -- Asset Allocation, and 21,250 shares by, Conseco Capital Management for two managed accounts. Conseco offers hereby, in addition to the 500,000 shares acquired in the Private Sale, 200,000 shares that it may acquire pursuant to the escrow arrangement described above.

(5) Mr. Borislow hereby offers the 1,564,400 shares that he deposited in the escrow arrangement described above to the extent that those shares are not transferred to the purchasers in the Private Sale. These 1,564,400 shares are subject to the Lock-Up Period described above.


                              PLAN OF DISTRIBUTION


               The Selling Stockholders have advised the Company that, depending on market conditions and other factors, they may sell the Shares offered hereby from time to time, in one or more transactions, which may involve block transactions, on the Nasdaq National Market System, or otherwise, at market prices prevailing at the time of sale, at negotiated prices, or at fixed prices, which may be changed. Such sales may be effected directly or through agents, underwriters or dealers.

               To the extent required pursuant to Rule 424 under the Securities Act, a Prospectus Supplement will be filed with the Commission with respect to a particular offering setting forth the terms of any offering, including the name or names of any underwriters or agents, if any, any underwriting discounts and other items constituting underwriters' compensation, the offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

               If underwriters are used in a sale, shares of Common Stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of shares to be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the shares if any are purchased.

               If dealers are utilized in the sale of shares of Common Stock in respect of which this Prospectus is delivered, the Selling Stockholders will sell such shares to the dealers as principals. The dealers may then resell such shares to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a Prospectus Supplement relating thereto.

               If an agent is used, the agent will be named, and the terms of the agency and any commissions will be set forth in a Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus, any such agent will be acting on a best efforts basis for the period of its appointment.

               Shares of Common Stock may be sold directly by the Selling Stockholder to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The term of any such sales, including the terms of any bidding or auction process, will be described in the Prospectus Supplement relating thereto.

               Agents, dealers and underwriters may be entitled under agreements entered into with the Selling Stockholders to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company or the Selling Stockholders in the ordinary course of business.

               The Company will bear all costs and expenses of the registration of the Common Stock under the Securities Act and certain state securities laws, other than fees of counsel for the Selling Stockholders and any discounts or commissions payable with respect to sales of such Common Stock. The Selling Stockholder will pay any transaction costs associated with effecting any sales that occur.

               The Selling Stockholders are not restricted as to the price or prices at which they may sell shares of Common Stock. Such sales may have an adverse effect on the market price of the Common Stock. Moreover, except for the Lock-Up Period applicable to Mr. Borislow and described above under "SELLING STOCKHOLDERS," the Selling Stockholders are not restricted as to the number of shares of Common Stock that may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time, which also may have an adverse effect on the market price of the Common Stock.

               Mr. Borislow has agreed to indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS


               Aloysius T. Lawn, IV, the Company's General Counsel and Secretary, will render an opinion to the effect that the shares of Common Stock offered by this Prospectus are duly authorized, validly issued, fully paid and non-assessable. Mr. Lawn holds vested options to purchase 180,000 shares of the Company's Common Stock at a price of $4.75, 60,000 shares at a price of $11.625 per share and 90,000 shares at a price of $10.56 per share.


                                     EXPERTS


               The onsolidated financial statements and schedule incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                                TABLE OF CONTENTS

                                                        Page

AVAILABLE INFORMATION . . . . . . . . . . . . . . . .    3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . .    4

RISK FACTORS. . . . . . . . . . . . . . . . . . . . .    5

THE COMPANY . . . . . . . . . . . . . . . . . . . . .    14

DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . . . .    14

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . .  14

SELLING STOCKHOLDERS  . . . . . . . . . . . . . . . . .  14

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . .  17

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . .  19

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . .  19

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.


               SEC registration  . . . . . . . . . . .    $    33,756
               Printing and engraving expenses . . . .          1,000*
               Legal fees and expenses . . . . . . . .         40,000*
               Accounting fees and expenses  . . . . .         15,000*
               Transfer agent and trustee fees . . . .          1,000*
               Miscellaneous . . . . . . . . . . . . .          1,000*

               Total . . . . . . . . . . . . . . . . .    $    91,756*

               *Estimates


Item 15.  Indemnification or Director and Officers.

               The Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees and agents, against expenses (including attorneys' fees) and, in the case of actions, suits or proceedings brought by third parties, against judgment, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding.

               The Company's Bylaws also provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law. Reference is made to the Company's Bylaws.

               As  permitted  by  the  Delaware  General  Corporation  Law,  the
Company's Bylaws eliminate the personal liability of its directors to the Company and its stockholders, in certain circumstances, for monetary damages arising from a breach of the director's duty of care. Additionally, the Company has entered into indemnification agreements with some of its directors and officers. These agreements provide for indemnification to the fullest extent permitted by law and, in certain respects, may provide greater protection than that specifically provided for by the Delaware General Corporation Law. The agreements do not provide indemnification for, among other things, conduct which is adjudged to be fraud, deliberate dishonesty or wilful misconduct.

               The Company has purchased an insurance policy that purports to insure the officers and directors against certain liabilities incurred by them in the discharge of their functions as officers and directors.


Item 16.  Exhibits.


Exhibit No.                                              Description

4.1 Amended and Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit
                       3.1 to the Company's registration statement on Form S-1 (File No. 33-94940)).

4.2 Amendment to the Amended and Restated Certificate of Incorporation of the Company effective as of April 15, 1996 (incorporated by reference to Exhibit 3.3 to the Company's registration statement on Form S-1 (File No. 333-2738)).

4.3 Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's registration statement on Form S-1 (File No. 33-94940)).

5.1                    Opinion of Aloysius T. Lawn, IV.*

23.1                   Consent of BDO Seidman, LLP.*

23.2 Consent of Aloysius T. Lawn, IV (included as part of Exhibit 5.1).*

24.1 Power of Attorney (included as part of the signature page).

*  To be filed by amendment.


Item 17.  Undertakings.

               (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation form the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrar pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from the registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Solebury, Commonwealth of Pennsylvania, on March 12, 1997.

                                               TEL-SAVE HOLDINGS, INC.



                                               By: /s/ Daniel Borislow
                                                   _________________________
                                                   Daniel Borislow
                                                   Chairman  of  the  Board  of
                                                     Directors, Chief Executive
                                                     Officer and Director


               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Borislow and Aloysius T. Lawn, IV, and each of them, each with full power to act without the other, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments) to this Form S-3 Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue thereof.

               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:


     Signature                 Title                           Date


/s/ Daniel Borislow          Chairman of the Board          March 12, 1997
---------------------        of Directors, Chief
   Daniel Borislow           Executive Officer and
                             Director (Principal
                             Executive Officer)


                             President, Director            March 12, 1997
---------------------        of Sales and Marketing
   Gary W. McCulla           and Director


/s/ Emanuel J. DaMaio        Chief Operations               March 12, 1997
---------------------        Officer and Director
  Emanuel J. DaMaio


/s/ Joseph A. Schenk         Chief Financial Officer        March 12, 1997
---------------------        and Director (Principal
   Joseph A. Schenk          Financial Officer)


/s/ Kevin R. Kelly           Controller (Principal          March 12, 1997
---------------------        Accounting Officer)
    Kevin R. Kelly


/s/ George P. Farley         Director                       March 12, 1997
---------------------
  George P. Farley

/s/ Harold First             Director                       March 12, 1997
---------------------
     Harold First

/s/ Ronald R. Thoma          Director                       March 12, 1997
---------------------
   Ronald R. Thoma

                                  EXHIBIT INDEX


Exhibit No.                                    Description
-----------                                    -----------

4.1 Amended and Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit
                       3.1 to the Company's registration statement on Form S-1 (File No. 33-94940)).

4.2 Amendment to the Amended and Restated Certificate of Incorporation of the Company effective as of April 15, 1996 (incorporated by reference to Exhibit 3.3 to the Company's registration statement on Form S-1 (File No. 333-2738)).

4.3 Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's registration statement on Form S-1 (File No. 33-94940)).

5.1                    Opinion of Aloysius T. Lawn, IV.*

23.1                   Consent of BDO Seidman, LLP.*

23.2                   Consent of  Aloysius  T. Lawn,  IV  (included  as part of
                       Exhibit 5.1).*

24.1 Power of Attorney (included as part of the signature page).

* To be filed by amendment.